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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152890

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement Dated March 9, 2010

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2009)

16,400,000 Shares

Assured Guaranty Ltd.

Common Shares

Dexia SA (the "Selling Shareholder") is offering 16,400,000 of our common shares, par value $0.01 per share. We will not receive any proceeds from the sale of the shares being sold by the Selling Shareholder.

Our common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of our common shares on the New York Stock Exchange on March 8, 2010 was $20.80 per share.

Investing in our common shares involves risks. Before buying any of our common shares, you should read the discussion of material risks described in "Risk factors" beginning on page S-10 of this prospectus supplement and included in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Selling Shareholder	$	$

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The underwriter expects to deliver the common shares against payment on or about March     , 2010.

UBS Investment Bank

The date of this prospectus supplement is March     , 2010.

No person has been authorized by us to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should carefully evaluate the information provided by us in light of the total mix of information available to you, recognizing that we can provide no assurance as to the reliability of any information not contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Unless otherwise indicated, you should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

About This Prospectus	4
Forward-Looking Statements	4
Assured Guaranty Ltd.	5
Use of Proceeds	6
Description of Assured Guaranty Share Capital	6
Material Tax Considerations	16
Selling Shareholders	25
Plan of Distribution	25
Experts	26
Legal Matters	26
Enforceability of Civil Liabilities Under United States Federal Securities Laws and Other Matters	26
Where You Can Find More Information	27

S-ii

About this prospectus supplement

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

No person has been authorized by us to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should carefully evaluate the information provided by us in light of the total mix of information available to you, recognizing that we can provide no assurance as to the reliability of any information not contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the accompanying prospectus.

We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between persons regarded as non-residents in Bermuda for exchange control purposes, provided our common shares remain listed on an appropriate stock exchange, which includes the New York Stock Exchange ("NYSE"). Issues and transfers of common shares to any person regarded as resident in Bermuda for exchange control purposes may require the specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of our common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce its holding of our common shares and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

For so long as we have as a subsidiary an insurer registered under the Insurance Act (Bermuda), the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of our common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

References in this prospectus supplement and the accompanying prospectus to "Assured Guaranty," "we," "us," "our" and the "Company" refer to Assured Guaranty Ltd. and, unless the context otherwise requires, its subsidiaries. References in this prospectus supplement to "common shares" refer to the common shares, par value $0.01 per share, of Assured Guaranty Ltd. References in this prospectus supplement to "$" are to United States dollars.

S-iii

Forward-looking statements

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein by reference, may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect,""intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek" and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  –>
  rating agency action, including a ratings downgrade at any time of us or any of our subsidiaries and/or of transactions that we or our subsidiaries have insured, both of which have occurred in the past;

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  developments in the world's financial and capital markets that adversely affect issuers' payment rates, our loss experience, our ability to cede exposure to reinsurers, our access to capital, our unrealized (losses) gains on derivative financial instruments or our investment returns;

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  changes in the world's credit markets, segments thereof or general economic conditions;

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  more severe or frequent losses implicating the adequacy of our loss reserve;

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  the impact of market volatility on the mark-to-market of our contracts written in credit default swap form;

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  reduction in the amount of reinsurance portfolio opportunities available to us;

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  decreased demand or increased competition;

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  changes in applicable accounting policies or practices;

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  changes in applicable laws or regulations, including insurance and tax laws;

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  other governmental actions;

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  difficulties with the execution of our business strategy;

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  contract cancellations;

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  our dependence on customers;

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  loss of key personnel;

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  adverse technological developments;

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  the effects of mergers, acquisitions and divestitures;

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  natural or man-made catastrophes;

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  other risks and uncertainties that have not been identified at this time;

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  management's response to these factors; and

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  other risk factors identified in our filings with the U.S. Securities and Exchange Commission (the "SEC").

S-iv

The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in our periodic reports filed with the SEC. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures we make on related subjects in our periodic reports filed with the SEC.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus supplement, in the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

S-v

Prospectus supplement summary

This summary highlights basic information about Assured Guaranty and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the common shares. You should read this entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and notes thereto, carefully before making an investment decision.

ASSURED GUARANTY LTD.

Assured Guaranty Ltd. is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the public finance, infrastructure and structured finance markets in the United States (the "U.S."), as well as internationally. We apply our credit underwriting expertise, risk management skills and capital markets experience to develop insurance, reinsurance and credit derivative products. Our principal product is a guaranty of principal and interest payments on debt securities issued by governmental entities such as U.S. state or municipal authorities; obligations issued for international infrastructure projects; and asset-backed securities issued by special purpose entities. We market our protection products against principal and interest payment default directly to issuers and underwriters of public finance, infrastructure and structured finance securities, as well as directly to investors in such debt obligations. We serve various global debt capital markets, although our principal focus is in the U.S. and Europe.

Debt obligations guaranteed by our insurance subsidiaries are generally assigned debt credit ratings that are the same rating as the financial strength rating of the Assured Guaranty subsidiary that has guaranteed that obligation. As of March 1, 2010, our insurance subsidiaries were rated AA or better by Standard & Poor's Ratings Services ("S&P") and A1 or better by Moody's Investors Service, Inc. ("Moody's"). The foregoing ratings reflect each rating agency's opinion of our principal operating subsidiaries' financial strength and ability to meet their obligations to policy holders, and are not evaluations directed toward the protection of investors. On February 24, 2010, at our request, Fitch Ratings withdrew its insurer financial strength and debt ratings on all of our rated subsidiaries. Our request had been prompted by Fitch Ratings' announcement that it was withdrawing its credit ratings on all insured bonds for which it does not provide an underlying assessment of the obligor.

Our principal operating subsidiaries are Assured Guaranty Corp. ("AGC"), Assured Guaranty Municipal Corp. ("AGM") and Assured Guaranty Re Ltd. ("AG Re").

  –>
  AGC, an insurance company located in New York and domiciled in Maryland, provides insurance and reinsurance that protects against principal and interest payment defaults on debt obligations rated investment-grade at inception in the U.S. public finance and the global infrastructure and structured finance markets. AGC owns 100% of Assured Guaranty (UK) Ltd., a company incorporated in the United Kingdom as an insurance company and which is also authorized to operate in various countries throughout the European Economic Area.

  –>
  AGM, an insurance company located and domiciled in New York, now only provides insurance and reinsurance that protects against principal and interest payment defaults on debt obligations rated investment-grade at inception in the U.S. public finance and global infrastructure market. Previously, AGM also offered insurance and reinsurance in the global structured finance market. AGM owns 100% of FSA Insurance Company ("FSAIC"), an Oklahoma-domiciled insurance company that primarily provides reinsurance to AGM. FSAIC in turn owns 100% of Assured Guaranty (Europe) Ltd. (formerly Financial Security Assurance (U.K.) Limited, "AGE"), a company incorporated in the United Kingdom as an insurance company that provides financial guaranty insurance in both the international public finance and structured finance markets.

  –>
  AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer and a Long-Term Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc., a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. ("AGRO"). AG Re and AGRO underwrite financial guaranty and residential mortgage reinsurance. AG Re and AGRO also write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies.

The AGMH Acquisition (as defined below), as well as the significant financial distress faced by many of our competitors, has resulted in us becoming the market leader in providing financial guaranty insurance since 2008. Since July 1, 2009, when the AGMH Acquisition closed, we have conducted our financial guaranty business on a direct basis from two distinct platforms: AGM, a financial guaranty insurer that now only underwrites U.S. public finance and global infrastructure business, and AGC, a financial guaranty insurer that underwrites U.S. public finance and global infrastructure transactions, as well as global structured finance transactions.

We believe that investors and issuers will continue to need our financial guaranty insurance over the long term as a result of the following factors:

  –>
  our financial guaranties are expected to continue to provide municipal issuers with the ability to access the capital markets with new debt offerings at a lower all-in interest rate than on an unguaranteed basis;

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  U.S. municipalities will continue to have a growing need to finance themselves in the fixed income capital markets due to the growth in their budgetary needs and capital budgets, as well as due to recent declines in tax and other revenues resulting from the recent recession;

  –>
  long-term debt financings for infrastructure projects are expected to grow throughout the world due to the financing needs associated with privatization initiatives or refinancing of other infrastructures in developed countries;

  –>
  securitization and other financing techniques for asset-backed securities and other structured finance obligations are expected to be revived, including mortgage-backed securities, as banks and other financial institutions look for alternatives to financing these obligations on their own balance sheets; and

  –>
  there continues to be a global need for credit protection on public finance, infrastructure and structured finance debt obligations because of reduced risk tolerance by retail and institutional investors, as well as financial institutions that invest in the related debt obligations.

Over the long term, we expect to continue to originate a diversified portfolio of insured debt obligations with a broad global geographic distribution that is supported by a wide variety of revenue sources and transaction structures.

We have four business segments: (1) financial guaranty direct, which includes transactions whereby we provide an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and could take the form of a credit derivative; (2) financial guaranty reinsurance, which includes agreements whereby we are a reinsurer and agree to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; (3) mortgage guaranty, which includes mortgage guaranty insurance and reinsurance whereby we provide protection against the default of borrowers on mortgage loans; and (4) other, which includes lines of business in which we are no longer active.

Our total financial guaranty net par outstanding as of December 31, 2009 was $640.4 billion, diversified across public finance and structured finance exposures. A breakdown of net par outstanding as of December 31, 2009 by type of business is as follows:

	December 31, 2009
	Financial Guaranty Direct Net Par Outstanding	Financial Guaranty Reinsurance Net Par Outstanding	Total Net Par Outstanding	% of Total

		(dollars in billions)
U.S. Public Finance	$372.1	$51.0	$423.1	66.1%
Non-U.S. Public Finance	37.3	5.5	42.8	6.7
U.S. Structured Finance	132.9	5.4	138.3	21.6
Non-U.S. Structured Finance	33.2	3.0	36.2	5.6

Total net par outstanding	$575.5	$64.9	$640.4	100%

Our net earned premiums for the year ended December 31, 2009 were $930.4 million compared with $261.4 million for the year ended December 31, 2008. Our net income attributable to Assured Guaranty Ltd. for the year ended December 31, 2009 was $97.2 million compared $68.9 million for the year ended December 31, 2008. Our shareholders' equity attributable to Assured Guaranty Ltd. as of December 31, 2009 was $3.5 billion, or $19.12 per common share, compared to $1.9 billion at December 31, 2008, or $21.18 per common share. Effective January 1, 2009, we adopted a new financial guaranty insurance standard. As a result of the adoption of that accounting standard, net earned premiums are not comparable between 2008 and 2009.

We believe we are in a strong market position due to our high-quality insured portfolio and limited exposure to troubled asset classes. As a highly rated and well-capitalized insurer, we continue to see significant demand for our guaranties. In 2009, 98% of the U.S. public finance securities that were issued with financial guaranty insurance were insured by AGC or AGM. In the U.S. public finance market, on a sale-date basis, excluding issuances under the federal government's Build America Bonds program, which began in April 2009, AGC and AGM guaranteed $33.0 billion of new issue bonds, out of a total of $342.9 billion of new issue bonds sold during 2009, or approximately 9.6% of such new issuance, according to the SDC Thomson municipal database. This represents an increase over AGC's and AGM's market penetration of 6.8% in the prior year period. We will continue to review opportunities to take advantage of current market conditions, including reinsurance of portfolios of risks and acquiring portfolios of risks, in each case meeting our strict underwriting and pricing criteria.

Acquisition of Financial Security Assurance Holdings Ltd.

On July 1, 2009, we acquired (the "AGMH Acquisition") Financial Security Assurance Holdings Ltd., which is in the process of being renamed AGM Holdings Inc. ("AGMH"), and its subsidiaries, including AGM, from Dexia Holdings, Inc. ("Dexia Holdings"). The purchase price paid by us was $546 million in cash and 22.3 million common shares. A portion of the purchase price was financed through a public offering of 44,275,000 common shares (raising gross proceeds of approximately $487.0 million) and 3,450,000 equity units (raising gross proceeds of approximately $172.5 million). Dexia Holdings transferred its common shares to Dexia SA (the parent of Dexia Holdings), acting through its French branch, effective August 13, 2009.

The AGMH Acquisition did not include the acquisition of AGMH's former financial products business, which was comprised of its guaranteed investment contract ("GIC") business, its medium-term notes business and equity payment agreements associated with AGMH's leveraged lease business. The AGMH subsidiaries that conducted AGMH's financial products business (the "Financial Products Companies") were transferred to Dexia Holdings prior to completion of the AGMH Acquisition. In addition, we have entered into various agreements with Dexia SA and its affiliates in order to transfer to Dexia SA and its affiliates the credit and liquidity risks associated with AGMH's former financial products business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity Arrangements with Respect to AGMH's Former Financial Products Business" in our Annual Report on Form 10-K for the year ended December 31, 2009 (the "2009 Form 10-K"), which is incorporated by reference in this prospectus supplement.

Investing in our common shares includes risks. See "Risk factors" beginning on page S-10 of this prospectus supplement.

Assured Guaranty was incorporated in Bermuda in August 2003. Our principal executive offices are located at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, and our telephone number is (441) 279-5700. Our Internet website address is www.assuredguaranty.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical financial data for Assured Guaranty. The financial data have been derived from Assured Guaranty's audited consolidated financial statements.

You should read the following information in conjunction with Assured Guaranty's consolidated financial statements and notes thereto and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2009 (1)	2008	2007	2006	2005
	(dollars in millions, except per share amounts)
Statement of operations data:
Revenues:
Net earned premiums(2)	$930.4	$261.4	$159.3	$144.8	$139.4
Net investment income	259.2	162.6	128.1	111.5	96.8
Net realized investment gains (losses)	(32.7)	(69.8)	(1.3)	(2.0)	2.2
Realized gains and other settlements on credit derivatives	163.6	117.6	74.0	73.9	57.1
Net unrealized gains (losses) on credit derivatives	(337.8)	38.0	(670.4)	11.8	4.4
Fair value gain (loss) on committed capital securities	(122.9)	42.7	8.3	—	—
Other income	61.2	0.7	0.5	0.4	0.3
Total revenues	929.6	553.2	(301.5)	340.4	300.2
Expenses:
Loss and loss adjustment expenses(2)	377.8	265.8	5.8	11.3	(63.9)
Amortization of deferred acquisition costs(2)	53.9	61.2	43.2	45.2	45.4
AGM Holdings Inc. (AGMH) acquisition-related expenses	92.3	—	—	—	—
Interest expense	62.8	23.3	23.5	13.8	13.5
Goodwill and settlement of pre-existing relationship	23.3	—	—	—	—
Other operating expenses	176.8	90.6	89.0	80.1	75.6
Total expenses	796.7	440.9	161.5	150.4	70.6
Income (loss) before (benefit) provision for income taxes	132.9	112.3	(463.0)	190.0	229.6
Provision (benefit) for income taxes	36.9	43.4	(159.7)	30.3	41.2
Net income (loss)	96.0	68.9	(303.3)	159.7	188.4
Less: Noncontrolling interest of variable interest entities	(1.2)	—	—	—	—

Net income (loss) attributable to Assured Guaranty Ltd.	$97.2	$68.9	$(303.3)	$159.7	$188.4

Earnings (loss) per share(3):
Basic	$0.77	$0.78	$(4.38)	$2.15	$2.51
Diluted	$0.75	$0.77	$(4.38)	$2.13	$2.50
Dividends per share	$0.18	$0.18	$0.16	$0.14	$0.12

	As of December 31,
	2009	2008	2007	2006	2005
	(dollars in millions, except per share amounts)
Balance sheet data (end of period):
Assets:
Investments and cash	$10,852.3	$3,643.6	$3,147.9	$2,469.9	$2,256.0
Premiums receivable, net of ceding commission	1,418.2	15.7	27.8	22.8	16.8
Ceded unearned premium reserve	1,052.0	18.9	13.5	4.5	9.5
Credit derivative assets	492.5	147.0	5.5	70.6	65.7
Total assets	16,593.4	4,555.7	3,762.9	2,931.6	2,689.8
Liabilities and shareholders' equity:
Unearned premium reserves	8,219.4	1,233.7	887.2	631.0	524.6
Loss and loss adjustment expense reserve	289.5	196.8	125.6	115.9	117.4
Credit derivative liabilities	2,034.6	733.8	623.1	21.6	29.9
Long-term debt	917.4	347.2	347.1	347.1	197.3
Note payable to related party	149.1	—	—	—	—
Total liabilities	13,073.3	2,629.5	2,096.3	1,280.8	1,028.3
Accumulated other comprehensive income	141.8	2.9	56.6	41.9	45.8
Shareholders' equity attributable to Assured Guaranty Ltd.	3,520.5	1,926.2	1,666.6	1,650.8	1,661.5
Shareholders' equity	3,520.1	1,926.2	1,666.6	1,650.8	1,661.5
Book value per share	19.12	21.18	20.85	24.44	22.22
Combined statutory financial information(4):
Contingency reserve	$1,878.8	$728.4	$598.5	$645.8	$572.9
Policyholders' surplus(5)	3,022.7	1,598.1	1,497.0	1,027.0	987.0
Claims paying resources(6)	13,525.0	4,962.0	4,440.0	3,415.0	3,065.0
Additional financial guaranty information (end of period):
Net in-force business (principal and interest)(7)	$958,265	$348,816	$302,413	$180,174	$145,694
Net in-force business (principal only)(7)	640,422	222,722	200,279	132,296	102,465

(1)
Results of operations of AGMH are included for periods beginning July 1, 2009, the date the AGMH Acquisition was completed (the "Acquisition Date").

(2)
As a result of the application of new accounting guidance effective January 1, 2009, net premiums earned and loss and loss adjustment expenses are not comparable between 2009 and prior years periods.

(3)
Effective January 1, 2009, U.S. generally accepted accounting principles ("GAAP") clarified that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted earnings per share ("EPS"). Upon retrospective adoption of these new rules, we decreased previously reported basic loss per share by $0.08 for the year ended December 31, 2007, and decreased previously reported basic EPS by $0.03 and $0.04 for the years ended December 31, 2006 and 2005, respectively. In addition, we decreased previously reported diluted loss per share by $0.08 for the year ended December 31, 2007, and decreased previously reported diluted EPS by $0.02 and $0.03 for the years ended December 31, 2006 and 2005, respectively. There was no impact on both previously reported basic and diluted EPS for 2008.

(4)
Prepared in accordance with statutory accounting principles.

(5)
Combined policyholders' surplus represents the addition of our combined U.S. based statutory surplus and our Bermuda based statutory surplus. AG Re numbers are our estimate of U.S. statutory as this company files Bermuda statutory financial statements.

(6)
Claims paying resources is calculated on a combined basis as the sum of statutory policyholders' surplus, statutory contingency reserve, statutory unearned premium reserves, statutory loss and loss adjustment expenses reserves, present value of installment premium on financial guaranty and credit derivatives, discounted at 6%, and standby line of credit/stop loss. Total claims paying resources is used by Moody's to evaluate the adequacy of capital resources and credit ratings.

(7)
Our 2009, 2008, 2007 and 2006 reinsurance par outstanding are reported on a current quarter basis while 2005 is reported on a one-quarter lag.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements of Assured Guaranty have been prepared to assist you in your analysis of the financial effects of the AGMH Acquisition. The unaudited pro forma combined condensed financial statements were prepared using the historical financial statements of Assured Guaranty and AGMH for those periods prior to July 1, 2009, the Acquisition Date, and the actual combined consolidated results for the period subsequent to the Acquisition Date. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Assured Guaranty and AGMH.

The accompanying unaudited pro forma combined condensed financial statements give effect to the transfer by AGMH to Dexia Holdings of the stock of the Financial Products Companies, as well as the transfer of the remaining liquidity and credit risk of the GIC operations to Dexia Holdings, which we refer to in the following tables as the "FP Business Distribution."

The pro forma financials prior to the Acquisition Date do not reflect revenue opportunities and cost savings that we expect to realize after the AGMH Acquisition. We cannot assure you with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the AGMH Acquisition.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2009 assume that the AGMH Acquisition took place the first day of the period presented (i.e., January 1, 2009), except for the 2009 activity subsequent to the Acquisition Date, which reflects the actual combined results of operations for the consolidated company.

The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

You should read the following information in conjunction with the unaudited pro forma combined condensed financial information included in the 2009 Form 10-K, which is incorporated by reference in this prospectus supplement.

Pro Forma Unaudited Results of Operations

	Year Ended December 31, 2009
	Assured Guaranty as Reported	Pro Forma Adjustments for Acquisition(1)		Pro Forma Combined
	(dollars in thousands, except per share amounts)
REVENUES:
Net earned premiums	$930,429	$542,184	(2)	$1,472,613
Net investment income	259,222	98,232		357,454
Net realized investment gains (losses)	(32,662)	(9,687)		(42,349)
Net change in fair value of credit derivatives:
Realized gains and other settlements	163,558	59,962		223,520
Net unrealized gains (losses)	(337,810)	626,935		289,125

Net change in fair value of credit derivatives	(174,252)	686,897		512,645
Fair value gain (loss) on committed capital securities	(122,940)	6,655		(116,285)
Financial guaranty variable interest entities' revenues	8,620	—	(7)	8,620
Other income	61,170	62,876		124,046

TOTAL REVENUES	929,587	1,387,157		2,316,744

EXPENSES:
Loss and loss adjustment expenses	377,840	93,451	(2)	471,291
Amortization of deferred acquisition costs	53,899	(10,818)		43,081
AGMH acquisition-related expenses	92,239	(92,239	)(3)	—
Interest expense	62,783	40,180	(4)	102,963
Goodwill and settlement of pre-existing relationship	23,341	62,076	(5)	85,417
Financial guaranty variable interest entities' expenses	9,776	—	(7)	9,776
Other operating expenses	176,817	58,857		235,674

TOTAL EXPENSES	796,695	151,507		948,202

INCOME BEFORE INCOME TAXES	132,892	1,235,650		1,368,542
Provision for income taxes	36,862	508,990	(6)	545,852

NET INCOME	96,030	726,660		822,690
Less: Noncontrolling interest of variable interest entities	(1,156)	—		(1,156)

NET INCOME ATTRIBUTABLE TO ASSURED GUARANTY LTD.	$97,186	$726,660		$823,846

Net income per basic share				4.25

(1)
Adjustments include first half 2009 activity related to AGMH assuming the AGMH Acquisition was completed on January 1, 2009.

(2)
See Note 5 in Item 8 of the 2009 Form 10-K for the methodology used to record fair value of financial guaranty contracts and premiums earnings and loss recognition methodology. The Financial Accounting Standards Board issued a financial guaranty insurance industry specific accounting standard effective January 1, 2009 that changed premium revenue and loss recognition principles.

(3)
Adjustment to eliminate the expenses we have incurred in connection with the AGMH Acquisition in 2009.

(4)
Includes an additional six months of interest expense on equity units in 2009, which were used to finance the AGMH Acquisition, as of July 1, 2009.

(5)
Adjustment to eliminate the effects of a bargain purchase of approximately $232.6 million, offset by the recognition of a loss on the settlement of a pre-existing relationship (related to intercompany reinsurance contracts) of approximately $170.5 million recognized in our consolidated financial statements in the third quarter 2009 related to the AGMH Acquisition.

(6)
Adjustment to tax effect of all pro forma adjustments. Adjustment assumes a 35% tax rate for all adjustments.

(7)
No adjustment was made to the December 31, 2009 pro forma for financial guaranty variable interest entities because the information is not available for periods prior to the Acquisition Date. Such an adjustment would have resulted in presentation differences but has no effect on net income attributable to Assured Guaranty.

THE OFFERING

Issuer	Assured Guaranty Ltd.
Selling Shareholder	Dexia SA
Common shares offered by the Selling Shareholder	16,400,000
Common shares held by Selling Shareholder after the offering	5,448,934
Common shares outstanding	184,335,043
Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholder. See "Use of Proceeds."
NYSE symbol	AGO
Risk factors
Investing in our common shares involves risks. Before buying any of our common shares, you should read the discussion of material risks described in "Risk factors" beginning on page S-10 of this prospectus supplement and included in the 2009 Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement.

The number of common shares that will be outstanding after this offering is based on the 184,335,043 common shares outstanding as of February 19, 2010. The number of common shares expected to be outstanding after this offering excludes approximately 220,000 unvested restricted shares.

Risk factors

The purchase of our common shares involves certain risks below. Before making a decision to invest in the common shares, you should carefully consider the risks set forth below, as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents contained and incorporated by reference herein, including those set forth under the caption "Risk Factors" in the 2009 Form 10-K. The risks specifically relating to this offering are set forth below and the risks related to our business and our corporate structure are set forth in the 2009 Form 10-K. If any of the risks actually materialize, then our business, financial condition and results of operations would suffer. In addition, there may be risks of which we are currently unaware or that we currently regard as immaterial based on the information available to us that later prove to be material. These risks may adversely affect our business, financial condition and operating results. As a result, the trading price of our common shares could decline, and you could lose some or all of your investment.

Risks related to this offering

The market price of our common shares may be volatile, which could cause the value of your investment to decline.

The market price of our common shares has experienced, and may continue to experience, significant volatility. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common shares. These risks include those described or referred to in this "Risk factors" section and in the other documents incorporated herein by reference, as well as, among other things:

  –>
  our operating and financial performance and prospects;

  –>
  our ability to repay our debt;

  –>
  our access to financial and capital markets to refinance our debt or replace our existing senior secured credit and receivables-backed facilities;

  –>
  investor perceptions of us and the industry and markets in which we operate;

  –>
  our dividend policy;

  –>
  future sales of equity or equity-related securities;

  –>
  changes in earnings estimates or buy/sell recommendations by analysts; and

  –>
  general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common shares, regardless of our operating performance.

The common shares are equity securities and are subordinate to our existing and future indebtedness.

As equity interests, our common shares rank junior to indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. For example, upon liquidation, holders of our debt securities and shares of preferred stock and creditors would receive distributions of our available assets prior to the holders of our common shares. Similarly, creditors, including holders of debt securities of our subsidiaries, have priority on the

Risk factors

assets of those subsidiaries. Future indebtedness may restrict payment of dividends on the common shares.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common shares, dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board. Further, the common shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares and equity-linked securities. For example, WLR Recovery Fund IV, L.P., which as of February 28, 2010 owned approximately 8.7% of our common shares, has registration rights with respect to such common shares. The market price of our common shares could decline as a result of sales of a large number of common shares or similar securities in the market or the perception that such sales could occur.

Use of proceeds

All of the common shares offered hereby are being sold by the Selling Shareholder. We will not receive any proceeds from the sale of such common shares.

Price range of our common shares and dividend policy

Our common shares have been listed for trading on the NYSE under the symbol "AGO" since April 22, 2004. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common shares as reported on the NYSE and dividends for the quarters indicated.

	Price range of common shares
			Dividend paid per share
	High	Low

Fiscal Year Ended 2008
First Quarter	$26.98	$16.53	$0.045
Second Quarter	27.58	17.94	0.045
Third Quarter	20.64	7.95	0.045
Fourth Quarter	16.65	5.49	0.045
Fiscal Year Ended 2009
First Quarter	$12.79	$2.69	$0.045
Second Quarter	16.07	6.48	0.045
Third Quarter	21.06	10.64	0.045
Fourth Quarter	28.14	16.25	0.045
Fiscal Year Ended 2010
First Quarter (through March 8, 2010)	$24.40	$19.31	—	(1)

(1)
On February 24, 2010, our board of directors declared a quarterly dividend of $0.045 per common share payable on March 25, 2010 to shareholders of record at the close of business on March 11, 2010.

The closing price of our common shares on the NYSE on March 8, 2010 was $20.80 per share.

As of March 1, 2010, there were approximately 205 holders of record of our common shares. This number excludes beneficial owners of common shares held in "street name."

Selling shareholder

The Selling Shareholder currently owns 21,848,934 of our common shares, representing approximately 11.9% of our common shares outstanding as of the date of this prospectus supplement. The Selling Shareholder received these common shares as part of the consideration we paid for the AGMH Acquisition. After giving effect to this offering, the Selling Shareholder will own 5,448,934 of our own common shares, representing approximately 3.0% of our common shares then outstanding.

For a description of our other material relationships with the Selling Shareholder and its affiliates, see the documents incorporated by reference herein, including "Business—Overview—Acquisition of Financial Security Assurance Holding Co.", "Risk Factors—The Company has exposure through financial guaranty insurance policies to AGMH's former financial products business, which the Company did not acquire," "Risk Factors—The Company has substantial exposure to credit and liquidity risks from Dexia and the Belgian and French states" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary" in the Form 10-K for the year ended December 31, 2009.

Material tax considerations

For information regarding taxation of Assured Guaranty Ltd. and its shareholders, see "Business—Tax Matters" in the 2009 Form 10-K, which is incorporated by reference in this prospectus supplement.

Underwriting

The Selling Shareholder is offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through UBS Securities LLC, as underwriter and sole book-running manager. The Selling Shareholder and we have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase and the Selling Shareholder has agreed to sell to the underwriter 16,400,000 common shares.

The underwriting agreement provides that the underwriter must buy all of the common shares if it buys any of them.

Our common stock is offered subject to a number of conditions, including:

  –>
  receipt and acceptance of our common stock by the underwriter, and

  –>
  the underwriter's right to reject orders in whole or in part.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Commissions and Discounts

Common shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriter to securities dealers may be sold at a discount of up to $         per share from the public offering price. Sales of common shares made outside the U.S. may be made by affiliates of the underwriter. Any of these securities dealers may resell any common shares purchased from the underwriter to other brokers or dealers at a discount of up to $         per common share from the public offering price. If all the common shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the common shares at the price and upon the terms stated therein.

The following table shows the per common share and total underwriting discounts and commissions paid to the underwriter.

Discounts and commissions paid
Per common share	$
Total	$

We estimate that the total expenses of this offering payable by us will be approximately $400,000.

Lock-Up Agreements

We, WLR Recovery Fund IV, L.P., which owns approximately 8.7% of our outstanding common shares, and our directors and executive officers have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not issue any new common shares, and those holders of common shares and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common shares or securities convertible into or exercisable or exchangeable for common shares, or publicly announce the intention to do any of the foregoing, without the prior written consent of the underwriter for a period of 90 days from the date of this prospectus supplement, provided, however, that each of our directors may sell up to 10,000 common shares during the 90 day lock-up period solely for purposes of using the proceeds to pay tax obligations. The underwriters' consent may be given at any time without public notice. In addition, during this 90-day lock-up period, we have also agreed not to file any registration statement for any common shares or any securities convertible into or exercisable or exchangeable for common shares without the prior written consent of the underwriter and except as required pursuant to any outstanding registration rights agreements.

During the period commencing on the date of this prospectus supplement and ending on the 90th day following the date of this prospectus supplement (the "Lock-Up Period"), the Selling Shareholder will not, without the prior written consent of the underwriter and us (which consent may be withheld in its or our sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" or liquidate or decrease a "call equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), or announce the offering of, or file any registration statement under the Securities Act in respect of, any common shares, options or warrants to acquire common shares, or securities that are convertible into or exchangeable for common shares, in each case other than the shares being sold by the Selling Shareholder pursuant to this offering. The foregoing sentence shall not apply to (A) the transfer by the Selling Shareholder of common shares to any directly or indirectly wholly-owned subsidiary or (B) the private transfer by the Selling Shareholder of common shares, so long as, in each case, the recipient of such common shares agrees in writing to be bound by the restrictions described in this paragraph for the remainder of the Lock-Up Period. In addition, the Selling Shareholder has agreed that, without the prior written consent of the underwriter, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. During the Lock-Up Period, however, the Selling Shareholder shall not be prevented from engaging in derivative transactions with respect to the common shares or prevent any counterparty to such a derivative transaction from transacting directly or indirectly in the common shares to hedge such a derivative transaction, provided such transaction does not involve the sale, offer or other transfer of the underlying common shares by the Selling Shareholder.

Indemnification

We and the Selling Shareholder have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we and/or the Selling Shareholder are unable to provide this indemnification, we and/or the Selling Shareholder, as the case may be, will contribute to payments the underwriter may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol "AGO."

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  –>
  stabilizing transactions;

  –>
  short sales;

  –>
  purchases to cover positions created by short sales;

  –>
  imposition of penalty bids; and

  –>
  syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.

The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter has repurchased shares, sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Affiliations

The underwriter and its affiliates have in the past provided, are currently providing and may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries and to the Selling Shareholder or its subsidiaries, for which they have in the past received, and may currently or in the future receive, customary fees and payment of expenses.

Notice to investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  a)     to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

  b)    to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

  d)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression "offered to the public" in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or accompanying prospectus or any of their contents.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the securities will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the securities with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus are not formal disclosure documents and have not been, nor will be, lodged with the Australian Securities and Investments Commission. They do not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus supplement, prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement and the accompanying prospectus do not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement and the accompanying prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement, the accompanying prospectus or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the documents being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this prospectus supplement and the accompanying prospectus are not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)   by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)   for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

  (1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (2)   where no consideration is given for the transfer; or

  (3)   where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Legal matters

Certain legal matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters as to U.S. law will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Dewey & LeBoeuf LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Selling Shareholder by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Dewey & LeBoeuf LLP from time to time has represented us and our affiliates on various matters and may in the future continue to do so.

Experts

The financial statements and the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Shares

        This prospectus relates to common shares of Assured Guaranty Ltd. to be offered for sale by selling shareholders. The distribution of the common shares by the selling shareholders may be effected from time to time, including:

  •
  in underwritten public offerings;

  •
  in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

  •
  to or through brokers or dealers who may act as principal or agent; or

  •
  in one or more negotiated transactions.

        The brokers or dealers through or to whom the common shares may be sold may be deemed underwriters of the common shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" for a further description of how the selling shareholders may dispose of the shares covered by this prospectus.

        We will not receive any of the proceeds from sales of the common shares made by the selling shareholders pursuant to this prospectus.

        Our common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of the common stock on July 27, 2009 was $14.62 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 28, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The common shares offered by this prospectus are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes and for the issue and transfer of options, warrants, depositary receipts, rights, loan notes and other securities, subject to the condition that our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce their holding of common shares in the Company and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        For so long as we have as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of the Company's common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares in the Company and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the Financial Services Authority ("FSA UK") of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

        In this prospectus, references to "dollars" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the offered common shares. Each time any selling shareholder sells any of these offered common shares, it will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek," and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

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  downgrades of the financial strength ratings assigned by the major rating agencies to any of our insurance subsidiaries at any time, which has occurred in the past;

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  our inability to execute our business strategy;

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  reduction in the amount of reinsurance ceded by one or more of our principal ceding companies;

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  contract cancellations;

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  developments in the world's financial and capital markets that adversely affect our loss experience, the demand for our products, our unrealized (losses) gains on derivative financial instruments or our investment returns;

  •
  impact of market volatility on the marking to market on our contracts written in CDS form;

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  more severe or frequent losses associated with our insurance or reinsurance products;

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  changes in regulation or tax laws applicable to us, our subsidiaries or customers;

  •
  governmental actions;

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  natural catastrophes;

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  dependence on customers;

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  decreased demand for our insurance or reinsurance products or increased competition in our markets;

  •
  loss of key personnel;

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  technological developments;

  •
  the effects of mergers, acquisitions and divestitures;

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  changes in accounting policies or practices;

  •
  changes in general economic conditions, including interest rates and other factors;

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  other risks and uncertainties that have not been identified at this time; and

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  management's response to these factors.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in our periodic reports filed with the SEC. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus or in the documents incorporated by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

ASSURED GUARANTY LTD.

        Assured Guaranty Ltd. (together with its subsidiaries, hereafter "Assured Guaranty," "we," "us," "our" or the "Company") is a Bermuda-based holding company providing, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Credit enhancement products are financial guarantees or other types of support, including credit derivatives, which improve the credit of underlying debt obligations. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and derivative products that meet the credit enhancement needs of our customers. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security or commodity. We market our products directly and through financial institutions, serving the U.S. and international markets.

        Our principal operating subsidiaries are Assured Guaranty Corp. ("AGC"), Assured Guaranty Re Ltd. ("AG Re") and Financial Security Assurance, Inc. ("FSA"). AGC, a Maryland-domiciled insurance company, was organized in 1985 and commenced operations in January 1988. AGC provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and non-municipal reinsurance, and credit default swap transactions.

        AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3-B Insurer and a Long-Term Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re writes business as a direct reinsurer of third-party primary insurers and as a reinsurer/retrocessionaire of certain affiliated companies and may provide portfolio credit default swaps, where the counterparty is usually an investment bank.

        FSA provides financial guaranty insurance on public finance obligations in domestic and international markets.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling shareholder of the common shares. We will pay all expenses of the registration and sale of the common shares, other than selling discounts and commissions.

DESCRIPTION OF ASSURED GUARANTY SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. In this section, the "Company," "we," "us" and "our" refer to Assured Guaranty Ltd. and not to any of its subsidiaries.

General

        We have an authorized share capital of $5,000,000 divided into 500,000,000 shares, par value U.S. $0.01 per share, of which 156,294,073 common shares were issued and outstanding as of July 1, 2009, excluding 458,936 unvested restricted common shares. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common and preferred shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of our shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code) of any "United States person" as defined in the Code (a "U.S. Person") and such controlled shares constitute 9.5% or more of the votes conferred by our issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in our Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to us under the Code if we were a controlled foreign corporation as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in our

Bye-Laws as a "9.5% U.S. Shareholder"). In addition, our board of directors may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of Assured Guaranty that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The foregoing provision does not apply to ACE Limited, which holds approximately 12.3% of our common shares as of July 1, 2009 because it is not a U.S. Person. Further, these provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares. Funds affiliated with Wilbur L. Ross, Jr., one of our directors, are subject to this voting restriction. Dexia Holdings, Inc. has agreed that the voting power with respect to shares of Assured Guaranty owned by it will be reduced to less than 9.5% of the total voting power of all Assured Guaranty shares outstanding.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-laws provide that we will use our best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.

        Our board of directors is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts our board of directors may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, our board of directors may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as our board of directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of Assured Guaranty.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the FSA UK of its intention to do so. The FSA UK then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

Acquisition of Common Shares by Us

        Under our Bye-Laws and subject to Bermuda law, if our board of directors determines that any ownership of our shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its affiliates (other than such as our board of directors considers de minimis), we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the board of directors to represent the shares' fair market value (as defined in our Bye-Laws).

Issuance of Shares

        Subject to our Bye-Laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights and Adjustments," the following provisions are a summary of some of the other important provisions of our Bye-Laws.

        Our Board of Directors and Corporate Action.    Our Bye-Laws provide that our board of directors shall consist of not less than three and not more than 21 directors, the exact number as determined by the board of directors. Our board of directors consists of 11 persons, and is divided into three classes. Each director generally will serve a three-year term, with termination staggered according to class. Shareholders may only remove a director for cause (as defined in our Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs in those events set out in our Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally under our Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held non-U.S. subsidiary of ours, our board of directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. Our board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than Assured Guaranty (UK) Ltd. and Assured Guaranty Re Overseas Ltd.

Anti-Takeover Provisions in our Bye-Laws

        Our Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our Bye-Laws contain the following provisions that could have such an effect:

  •
  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

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  shareholders have limited ability to remove directors;

  •
  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Assured Guaranty, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

  •
  our board of directors may decline to approve or register the transfer of any common shares on our share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as our board of directors considers to be de minimis); and

  •
  subject to any applicable requirements of or commitments to the New York Stock Exchange, our directors may decline to record the transfer of any common shares on our share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

  •
  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

  •
  to act honestly and in good faith, with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our Bye-Laws, however, provide that we and each of our shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of us (and others identified in the Bye-Laws) for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if

  •
  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

  •
  such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or

  •
  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. We may, with the approval of our board and, except in the case of amalgamations with and between wholly owned subsidiaries being Bermuda companies, at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissentient shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law we may, and under our Bye-Laws we will, indemnify our directors, officers, any other person appointed to a committee of the board of directors and certain other persons identified in the Bye-Laws (and their respective heirs, executors or administrators) against all actions, costs, charges, losses, damages and expenses incurred or sustained by such person by reason of any act done, concurred in or omitted in the execution of his/her duties or supposed duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if

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  such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and

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  with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Under our Bye-Laws, we and each of our shareholders agree to waive any claim or right of action, other than those involving fraud or dishonesty, against any of our officers or directors or others identified in our Bye-Laws.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders and members of the public without charge. We are required to maintain our share register in Bermuda but, after our shares are listed on the New York Stock Exchange and giving the required notice to the Bermuda Registrar of Companies, we may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Our Bye-Laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under our Bye-Laws, a special general meeting may be called by our President or by our Chairman or any director and the secretary of the Company or our board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of the Company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-Laws.    Consistent with the Companies Act, the Company's Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Staggered Board of Directors.    Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the Bye-Laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Listing

        Our common shares are listed on the New York Stock Exchange under the trading symbol "AGO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is BNY Mellon Shareowner Services whose principal executive office is located at 101 Barclay Street, New York NY 10286.

MATERIAL TAX CONSIDERATIONS

        The following summary of the taxation of us and our shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel and (ii) "United States Taxation" is based upon the advice of Mayer Brown LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to the ownership of our common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII (as defined below), amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of Assured Guaranty and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by us concerning our business and properties, ownership, organization, source of income and manner of operation. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Assured Guaranty and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

United States Taxation

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities, tax exempt organizations, expatriates, or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion generally does not include any description of alternative minimum tax, gift tax or estate tax consequences, the tax laws of any state or local governments within the United States or any aspect of U.S. federal taxation other than income taxation. Persons considering the acquisition of our common shares through the exercise of rights should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

        For purposes of this discussion, the term "U.S. Person" means: (i) an individual who is a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States, or under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your own tax advisors.

Taxation of Assured Guaranty and Subsidiaries

        We have conducted and intend to conduct substantially all of our foreign operations outside the United States and to limit the U.S. contacts of Assured Guaranty and its foreign subsidiaries (except Assured Guaranty Re Overseas Ltd. ("AGRO") and Financial Security Assurance (U.K.) Limited have elected to be taxed as a U.S. corporation) so that they should not be engaged in a trade or business in the United States. A foreign corporation, such as AG Re, deemed to be engaged in a trade or business in the United States would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation may generally be entitled to deductions and credits only if it timely files a U.S. federal income tax return. Assured Guaranty and AG Re have and will continue to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        Under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda insurance company would not be subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AG Re and other Bermuda subsidiaries currently intend to conduct their activities so that they do not have a permanent establishment in the United States.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AG Re or another Bermuda subsidiary is considered to be engaged in the conduct of an insurance business in the United States and is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Internal Revenue of 1986, as amended (the "Code") could subject a significant portion of AG Re's or that other Bermuda subsidiary's investment income to U.S. income tax.

        Foreign corporations not engaged in a trade or business in the U.S., and those that are engaged in a U.S. trade or business with respect to their non-effectively connected income are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the U.S. (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.S. income tax treaty with the United Kingdom the withholding rate is reduced (i) on dividends from less than 10% owned corporations to 15%; (ii) on dividends from 10% or more owned corporations to 5%; and (iii) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The standard non-treaty rate of U.S. withholding tax is currently 30%. Accordingly, dividends paid, if any, by Assured Guaranty Overseas US Holdings Inc. to AG Re or other domestic subsidiary corporation to its foreign parent where reduced treaty rates are not applicable should be subject to a 30% U.S. withholding tax.

        Assured Guaranty US Holdings Inc., AGC, AG Financial Products Inc., Assured Guaranty Overseas US Holdings Inc., Assured Guaranty Mortgage Insurance Company, FSA and certain FSA subsidiaries are U.S. domiciled corporations and are subject to taxation in the United States at regular corporate rates. AGRO and Financial Security Assurance (U.K.) Limited have elected to be treated as a U.S. corporation for all U.S. federal tax purposes and are also subject to taxation in the United States at regular corporate rates.

Taxation of Shareholders

Ownership and Disposition of Common Shares

        Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Assured Guaranty (as computed using U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2011 are eligible for reduced rates of tax. Dividends paid by Assured Guaranty to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed Assured Guaranty's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset. We believe dividends paid by us on our common shares that are traded on the NYSE before 2011 to non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income," provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Qualified dividend income is currently subject to tax at capital gain rates. However, note that legislation has periodically been introduced in the U.S. Congress intending to limit the availability of this preferential dividend tax rate where dividends are paid by corporations resident in foreign jurisdictions deemed to be "tax-haven" jurisdictions for this purpose.

        Classification of Assured Guaranty or its Foreign Subsidiaries as a Controlled Foreign Corporation.    A "10% U.S. Shareholder" is a U.S. Person (including a partnership organized under the laws of the

United States) who owns (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., "constructively")) at least 10% of the total combined voting power of all classes of stock entitled to vote of a foreign corporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or constructively) more than 50% of the total combined voting power of all classes of stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. A foreign corporation such as AGRO that has elected to be characterized as a U.S. domestic entity for all U.S. federal tax purposes will not be classified as a CFC. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

        Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation's taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income).

        We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Assured Guaranty Share Capital") and other factors, no U.S. Person who owns shares of Assured Guaranty directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of Assured Guaranty or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. In addition, the direct and indirect foreign subsidiaries of Assured Guaranty US Holdings are characterized as CFCs and any subpart F income generated will be included in the gross income of the applicable domestic subsidiaries in the Assured Guaranty Ltd. group.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of AG Re or other foreign insurance company subsidiaries that have not made an election under section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes and, to the extent their shares are held by members of the Assured Guaranty Ltd. group, all those shares are not held by U.S. corporations that are direct or indirect subsidiaries of Assured Guaranty Ltd. (collectively, the "Insurance Subsidiaries") determined on a gross basis, is 20% or more of that Insurance Subsidiary's gross insurance income (the "20% Threshold") for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which each such Insurance Subsidiary's gross RPII falls below the 20% Threshold or the 20% Ownership Exception is met. Although we cannot be certain, Assured Guaranty believes that each Insurance Subsidiary was in prior years of operations and will either be for the foreseeable future below the 20% Threshold or meet the 20% Ownership Exception for each tax year.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of each Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Assured Guaranty's common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. Each Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Assured Guaranty by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of Assured Guaranty is owned (directly or indirectly) by persons (directly or indirectly) insured under any policy of insurance or reinsurance issued by an Insurance Subsidiary or related persons to any such persons (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of an Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception"), (iii) an Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) an Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in Assured Guaranty (and therefore, indirectly, in the Insurance Subsidiaries) on the last day of Assured Guaranty's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which the Insurance Subsidiaries was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of the Insurance Subsidiaries current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Each Insurance Subsidiary intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

        Computation of RPII.    For any year in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, Assured Guaranty may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Assured Guaranty is unable to determine whether a beneficial owner of shares is a U.S. Person, Assured Guaranty may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If an Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

        Apportionment of RPII to U.S. Persons.    Every RPII shareholder who owns common shares on the last day of any taxable year of Assured Guaranty in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of an Insurance Subsidiary's RPII for the portion of the taxable year during which that Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of AG Re's RPII.

        Basis Adjustments.    A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Assured Guaranty out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the Treasury Department in final Treasury regulations, and Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Treasury regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to Assured Guaranty and the Issuance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in our common shares should consult his tax advisor as to the effects of these uncertainties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances. See below "—Information Reporting and Backup Withholding."

        Dispositions of our Shares.    Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of our common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares of stock held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals (subject to increase in 2011 without Congressional action) and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. Person that owns shares (directly or indirectly through foreign entities) of Assured Guaranty should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of Assured Guaranty; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Assured Guaranty will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Assured Guaranty will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules would apply to dispositions of our shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the 75% test) or (ii) 50% or more of its assets produce passive income (the 50% test).

        If Assured Guaranty were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person (i) is a 10% U.S. Shareholder and we are a CFC or (ii) made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Assured Guaranty would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if Assured Guaranty were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Assured Guaranty to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2011.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        We expect for purposes of the PFIC rules, that each of our U.S. and foreign insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Further, we expect that in each year of operations the passive income and assets of our non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of Assured Guaranty and its subsidiaries. Under the look-through rule, Assured Guaranty should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Assured Guaranty was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign tax credit.    If U.S. Persons own a majority of our common shares, it is possible that only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. It is uncertain that Assured Guaranty will be able to provide shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "general" income. Due to limitations on the use of foreign tax credits, it may not be possible for shareholders to utilize all of the excess foreign tax credits to reduce U.S. tax on income from Assured Guaranty.

        U.S. Federal Income Taxation of foreign persons Owning Common Shares.    A foreign person owning common shares generally will not be subject to any U.S. federal income or withholding taxes with respect to any gain derived from the sale, exchange, or other disposition of, or any distributions received in respect of, the common shares, unless (i) such gain or distributions are effectively connected with the conduct by the foreign person of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), or (ii) in the case of gain, the foreign person is an individual who is physically present in the United States for 183 days or more in the relevant taxable year (or certain other conditions are met). Foreign persons may be subject to backup withholding under certain circumstances (see "Information Reporting and Backup Withholding").

        Information Reporting and Backup Withholding.    Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year we determine that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, we will provide to all U.S. Persons registered as shareholders of our common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Information returns may be filed with the IRS in connection with distributions on our common shares and the proceeds from a sale or other disposition of our common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation and Change in U.S. Tax Law.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

        Additionally, the tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Bermuda Taxation

Taxation of Assured Guaranty and its Bermuda Subsidiaries

        Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by Assured Guaranty or by AG Re, AGRO and FSA Bermuda, our "Bermuda Subsidiaries". Assured Guaranty and the Bermuda Subsidiaries have each obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Assured Guaranty or the Bermuda Subsidiaries or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any land leased to Assured Guaranty or the Bermuda Subsidiaries (as the case may be). Assured Guaranty and the Bermuda Subsidiaries each pay annual Bermuda government fees; and the Bermuda Subsidiaries pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

Taxation of Shareholders

        Currently, there is no Bermuda withholding or other tax payable on dividends paid to the holders of our common shares.

 SELLING SHAREHOLDERS

        The selling shareholders will be identified in supplements hereto.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

        The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

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  in privately negotiated transactions;

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  through broker-dealers, who may act as agents or principals;

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  in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  through one or more underwriters on a firm commitment or best-efforts basis;

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  directly to one or more purchasers;

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  in short sales;

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  through the writing of options on the common shares;

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  through agents; or

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  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

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  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

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  ordinary brokerage transactions; or

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  transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

        In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Financial Security Assurance Holdings Ltd. ("FSAH") incorporated in this prospectus by reference to our Current Report on Form 8-K for July 1, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and a portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon Assured Guaranty or its non-U.S. directors and officers or to recover against us, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving our U.S. agent irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would likely enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that the Bermuda court was satisfied that each of the following conditions were met:

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  the U.S. court had proper jurisdiction over the parties subject to such judgment;

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  the U.S. court did not contravene the rules of natural justice of Bermuda;

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  the judgment of the U.S. court was not obtained by fraud;

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  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

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  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

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  there is due compliance with the correct procedures under the laws of Bermuda.

        Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

WHERE YOU CAN FIND MORE INFORMATION

        Assured Guaranty files annual, quarterly and special reports, proxy statements and other information with the SEC. Assured Guaranty's filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document we file in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Assured Guaranty, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents Assured Guaranty files under the Exchange Act is 001-32141. Assured Guaranty's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        Assured Guaranty is allowed to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Assured Guaranty files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. Assured Guaranty incorporates by reference the documents listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that Assured Guaranty sells all of the securities offered by this prospectus:

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  Annual Report on Form 10-K for the year ended December 31, 2008;

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  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009;

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  Current Reports on Form 8-K filed on March 30, 2009, June 11, 2009, June 12, 2009, June 23, 2009 and July 8, 2009; and

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  The description of Assured Guaranty's common shares contained in the Registration Statement on Form 8-A, dated April 15, 2004, filed with the SEC under Section 12(b) of the Exchange Act.

        You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Assured Guaranty SEC Filings: Investor Relations Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda Telephone: (441) 296-4004

16,400,000 Shares

Assured Guaranty Ltd.

Common Shares

Prospectus Supplement

UBS INVESTMENT BANK

March      , 2010